(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Funds Trust

We consent to the use of our reports dated May 22, 2015, with respect to the financial statements of Voya Floating Rate Fund, Voya GNMA Income Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund, and Voya Strategic Income Opportunities Fund (formerly Voya Strategic Income Fund), each a series of Voya Funds Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG

Boston, Massachusetts

July 28, 2015